Exhibit 10.167

EXCLUSIVE TECHNOLOGY CONSULTING
AND SERVICE AGREEMENT
BETWEEN
CGEN DIGITAL TECHNOLOGY (SHANGHAI) COMPANY LTD
AND
SHANGHAI CGEN CULTURE COMMUNICATION COMPANY LTD

This Exclusive Technology and Service Agreement (this “Agreement”) is entered into between the following Parties:
CGEN Digital Technology (Shanghai) Company Ltd (hereinafter “Party A”), a wholly foreign owned limited liability company established and validly existing under the law of People’s Republic of China (PRC); and
Shanghai CGEN Culture Communications Company Ltd (hereinafter “Party B”), a company with limited liability established and validly existing under the law of PRC.
WHEREAS
(1)	Party A is a company which is engaged in the business of digital communication application technology, development and sales of computer hardware and software and relevant commercial, technique and customer service with good experiences, specialty and resources in marketing, customer support and technology consulting of such business.

(2)	Party B is a company which is engaged in the business of culture communications and advertisement service and desires to further develop its business from time to time within its business scope (hereinafter “Party B Business”) via co-operation with Party A.
NOW, THEREFORE, after friendly consultations between both Parties on the principle of mutual benefit, based on the premise of above and mutual undertakings, the Parties hereby agree as follows:
Article 1 — Technology Consulting and Service
1.1	Both parties hereby agree that Party B shall, under the terms of the Agreement, appoint Party A to provide exclusive service set forth in Schedule I.

1.2	Party B shall actively co-operate with Party A to complete the foregoing task, including but not limited to furnishing relevant data, technique requirements and explanations.

1.3	The term of the Agreement is five (5) years. Both parties shall agree to an extension upon request of Party A before the expiration of the Agreement and execute a separate exclusive technology consulting and service agreement.

1.4	Party A is the exclusive provider of the technology consulting service to Party B under the Agreement. Unless agreed in writing by Party A in advance, Party B shall not accept all or any part of technology consulting and service under the Agreement by any third party.

Article 2 —Service Fees
2.1	Both parties agree, for the consideration to the technology consulting and technique service provided by Party A to Party B under Article 1.1 hereof, Party B shall pay the service fee reasonably determined by board of directors of Party A from time to time in a timely manner. The amount of the service fee shall be determined upon the following factors:
(a)	technique difficulties and complexity of the service;

(b)	time spent by Party A’s staff for the consultation and service;

(c)	commercial value and details of the service; and

(d)	market price of similar service.
2.2	The foregoing service fee shall be paid quarterly. Party B shall pay service fee of previous quarter to the bank account designated by Party A in accordance with invoice received within fifteen (15) working days after the commerce of any quarter.
2.3	In case when Party A deems the mechanism of determining price of service fee becomes unpractical for a reason and adjustments shall be made, Party B shall discuss with Party A in an active and sincere manner within seven (7) working days after receiving written request of adjusting service fee to determine a new fee schedule or mechanism.
Article 3 —Confidentiality
3.1	Party A shall enjoy exclusive and sole ownership of any rights and ownerships, interests and all intellectual property rights, including but not limited to software copyrights, patents, technique secrets and business secrets that are created during the performance of the Agreement.
3.2	Party B shall made reasonable effort to ensure confidential of all or part of the information of Party A that are marked CONFIDENTIAL or is known to Party B to be confidential (Confidential Information). Unless agreed by Party A in writing, Party B shall not reveal, inform or transfer such Confidential Information to any third party. Upon termination of the Agreement, Party B shall return or destroy all documents, material or software that contain Confidential Information in accordance with Party A’s request and delete any Confidential Information from its memory device and prohibit any continuous use of such Confidential Information. Party B shall make its employees , agents or professional consultants to comply with this article.
3.3	Both parties agree that, regardless any amendment, suspension or termination of the Agreement, the confidentiality clause shall remain valid unless terminated by both party in writing.
3.4	Party B undertakes to indemnify Party A’s loss resulting from violation of this clause by Party B.

Article 4 — Default Liability
4.1	In the case when Party B fails to pay Party A service fees in time under the terms of the Agreement, it shall pay penalty for the delay. When such delay is over ten (10) working days, Party A is entitled to execute its rights under the Equity Pledge Agreement between both Parties within scope allowed by relevant laws.
4.2	Party A hereby indemnifies Party B against loss that results from breach of the Agreement of Party A.
Article 5 — Force Majeure
5.1	Force Majeure under the Agreement are natural catastrophes such as war, fire, earthquake and flood as well as any events that are unforeseeable at the time of execution of the Agreement with inevitable occurrence.
5.2	Party hereto shall be exempted to its default liability when it is unable to perform its all or any part of obligations under the Agreement or fail to perform such in time due to effect of Force Majeure event but shall resume its performance when such effect disappears. When the effect is such so as to make the performance of the Agreement becomes impossible, both parties shall terminate the Agreement and seek discussion to other solution.
Article 6 — Amendment, Cancellation and Termination of the Agreement
6.1	Any valid amendment regarding the Agreement shall be executed in writing by both parties.
6.2	Either party hereto fails to perform within the agreed term under the Agreement, and still fail to perform within the grace period of thirty (30) days, commencing on the expiry date of the agreed performance period under the Agreement, the other party shall be entitled to notice the defaulting party to terminate the Agreement. The termination will take effect from the day of receipt of the notice.
6.3	During the term of the Agreement, in case of either party hereto applies for bankruptcy in any form, is applied against by any third party, enters into liquidation proceedings, is banned by the government to operate business, or loses its capacity as a legal person or other legal entity competence, the other party is entitled to terminate the Agreement. The termination will take effect from the day of receipt of the notice.
6.4	The amendment and termination shall not affect the rights of the party hereto to demand compensation. Loss suffered by one party due to amendment or termination of the Agreement shall be indemnified by the defaulting party unless excused by applicable laws.
Article 7 — Applicable Law and Dispute Resolution

7.1	The formation, validation, interpretation, performance, amendment, termination of the Agreement and dispute resolution shall be governed by PRC law.
7.2	All disputes rising from the performance of the Agreement or in connection with the Agreement shall be resolved by friendly consultation between both parties. In case where consultation fails, the dispute then shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Branch for arbitration in accordance with then valid arbitration rules of such Commission. The arbitration language shall be Chinese and the arbitration award shall be final and binding on both parties to the dispute. The losing party shall be liable for the arbitration fee.
Article 8 —Miscellaneous
8.1	The Agreement shall be effective on and from the date of execution and seal of both parties.
8.2	Both party may agree and enter into supplementary agreement after effectiveness and performance of the Agreement for undue matters hereof or newly-emerged circumstances during performance. The supplementary agreement is deemed as an integrated part of the Agreement.
8.3	The Agreement is produced in two (2) original copies with each party hold one copy. Each copy carries same effect.
8.4	All notices for performing rights or obligations hereof shall be in writing. A notice shall be deemed to have been delivered when it is actually arrived if delivered in person. It shall be deemed to have been delivered when it is transmitted if transmitted by facsimile or telex. When the day when a delivery takes place fells on a non-business day or after business hour of a business day, the next consecutive business day shall be deemed as the deliver day. The deliver place shall be the addresses of the parties hereinabove mentioned or other addresses that will be notified by parties from time to time in writing. In writing includes facsimile and telex.
8.5	The Agreement is binding to both parties (including their successors and authorized assignees). Unless agreed by the other party in writing in advance, either party shall not assign any of rights or obligations it may have under the Agreement.

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed in Shanghai as of the date below.
CGEN Digital Technology (Shanghai) Company Ltd
(Corporate Seal)
Authorized Representative:
(Signature)
Shanghai CGEN Culture Communications Company Ltd
(Corporate Seal)
Authorized Representative
(Signature)
Date: 16th Jan, 2006

Schedule I
Technology Consulting and Service Content
Within the scope that is permitted by relevant laws, the exclusive technology consulting and service that Party A shall provide Party B shall include:
1.	to answer Party B’s technique questions related to Party B’s Business from time to time and provide technology consulting opinion in a timely manner;

2.	to be responsible for the daily maintenance, supervision, setting and clearing of failure of equipments of Party B’s business projects and computer internet;

3.	per Party B’s request from time to time, to research and collect related data and material for specific technique problems and requirements that are emerged during the operation of Party B’s business; to issue research reports and result within Party B requested timeline and provide Party B with, including but not limited to, statement, reports, materials and data of technique related designs, proposals, drawings, data, indicators, standards, software, programs, data base and similar technology research;

4.	to provide Party B with other relevant technique support, training, consulting and service under the term of the Agreement;

5.	to provide Party B with technique license that is required for Party A to furnish during the business operation of Party B;

6.	per the requirement and need of marketing of Party B, to provide relevant marketing, industry, clients and technology information to Party B;

7.	to provide filing, analysis and processing service of the information mentioned in article 6 to Party B;

8.	to provide Party B with feasibility report, submit pre-research report and marketing consulting service;

9.	to support and service Party B’s marketing strategy and proposals making.